Exhibit 21

dELiA*s, Inc. Subsidiaries

1.	Alloy Merchandise, LLC
2.	GFLA, Inc.
3.	OG Restructuring, Inc.
4.	Skate Direct, LLC
5.	DC Restructuring, LLC
6.	dELiA*s Assets Corp.
7.	OnTap.com, Inc.
8.	TheSpark.com Inc.
9.	dELiA*s Group Inc.
10.	iTurf International Inc.
11.	iTurf Finance Company
12.	dELiA*s Brand LLC
13.	Droog, Inc.
14.	dELiA*s Operating Company
15.	AMG Direct, LLC
16.	dELiA*s Delaware Company, Inc.
17.	dELiA*s Distribution Company, Inc.
18.	SBH Restructuring Corp.
19.	dELiA*s Retail Company
20.	Screeem! Inc.
21.	dELiA*s Foreign Sales Corp.
22.	TSI Soccer Restructuring Corp.
23.	dELiA*s Properties Inc.
24.	dELiA*s Japan Company
25.	TSI Retail Company
26.	TSI Promotional Company